SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SERENA SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

This filing consists of a form of letter to the Company’s Partners informing them of the proposed merger.

November 11, 2005

Dear [Partner Name]

This morning Serena Software announced that it has entered into a definitive agreement under which Serena will be acquired by Silver Lake Partners in a transaction valued at approximately $1.2 billion. Members of Serena management will also retain minority equity stakes in the resulting private company. The transaction is expected to close in Serena’s first quarter of calendar year 2006, subject to the receipt of stockholder approval and customary regulatory approvals, as well as satisfaction of other customary closing conditions, including receipt of debt financing pursuant to customary commitment letters.

Serena believes this will provide us far greater flexibility to meet market demands now and into the future. Serena does not expect that there will be any material alteration to Serena’s customer agreements, products, services, management team or organizational structure as a result of this transaction.

While we expect Serena’s leadership team will remain the same, the company believes that it will be strengthened by the resources, expertise, and relationships of Silver Lake. Silver Lake has an excellent track record in helping high-profile technology companies maximize their potential. Silver Lake’s portfolio of market-leading companies includes SunGard Data Systems, Seagate Technologies, Ameritrade and Nasdaq.

We hope that you are as excited about this news as we are! Thank you for your confidence in Serena Software.

Sincerely,

Mark Woodward

Chief Executive Officer

Additional Information and Where to Find It

In connection with the proposed merger, Serena will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Serena at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Serena by directing such request to Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in Serena’s Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 24, 2005, and information concerning all of Serena’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.